EXHIBIT 10.15 - RESGUARDO AGREEMENT


                                OPTION AGREEMENT

THIS AGREEMENT made the 12th day of October, 1999

BETWEEN:

     COMPANIA MINERA FREMONT S.C.M., a company duly organized under the laws of the Republic of Chile and having its chief place of business at Callo 2970, Of. 907, Las Condes, Santiago, Chile

     (hereinafter referred to as the "Optionor")

                                                               OF THE FIRST PART

AND:

     CERRO DORADO, INC., a Florida company duly continued under the laws of the State of Nevada and having its chief place of business at 1399 South 700 East # 17, Salt Lake City, in the State of Utah

     (hereinafter referred to as the "Optionee")

                                                              OF THE SECOND PART

WHEREAS:

A. The Optionor is the recorded and beneficial holder of a 100% undivided interest in certain property (hereinafter referred to as the "Property"),situated in Region III, Chile, known as the Resguardo property, more particularly described in Schedule "A" hereto pursuant to an option to lease made the 14th day of December, 1998 between the Optionor and Sali Hochschild S.A. (hereinafter referred to as the "Underlying Agreement") a copy of which agreement is attached hereto as Schedule"B";

B.   The Optionee wishes to option the Property from the Optionor;

C. Subsequent to the Optionee earning an interest in the Property, a joint venture may be formed to further explore and, if feasible, develop the Property.

NOW THEREFORE this Agreement witnesseth that in consideration of the mutual covenants and agreements contained herein the parties agree with each other as follows;

1.   INTERPRETATION

1.1 DEFINITIONS. The following terms, wherever used in this agreement, shall have the meanings set forth below:

     (a) "Acts" means all legislation, as amended from time to time, of the jurisdiction in which the Property is located, applicable to the Property, including title to, and Mining Operations on, the Property;

     (b) "Affiliate" shall have the meaning attributed to it in the CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, as amended;

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EXHIBIT 10.15 - RESGUARDO AGREEMENT


     (c) "Expenditures" means all costs, expenses and charges, direct or indirect, of or incidental to the Mining Operations incurred by the Optionee including, without limiting the generality of the foregoing, a charge for administrative services of the Optionee not exceeding [15%] of the amount of those costs, expenses and charges; which costs, expenses and charges shall be determined in accordance with the Optionee's accounting practices applicable from time to time to the extent that those practices are not inconsistent with Canadian generally accepted accounting principles;

     (d)  "Joint Venture" shall have the meaning attributed to it in paragraph
          4.2;

     (e) "Joint Venture Agreement" means the agreement substantially in the form of agreement attached hereto as Schedule "C";

     (f) "Minerals" shall mean the end products derived from operating the Property as a mine;

     (g) "Mining Operations" means every kind of work done on or in respect of the Property or the product, derived from the Property during the subsistence of the Option by or under the direction of the Optionee including, without limiting the generality of the foregoing, the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft-sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, surveying and bringing any mining claims to lease or patent, and all other work usually considered to be prospecting, exploration, development and mining work; in paying wages and salaries of workers engaged in the work and in supplying food, lodging, transportation and other reasonable needs of the workers; in paying assessments or premiums for workers' compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to those workers; in paying rentals, licence renewal fees, taxes and other governmental charges required to keep the Property in good standing; in purchasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing them; mining, milling, concentrating rehabilitation, reclamation, and environmental protections and in the management of any work which may be done on the Property or in any other respect necessary for the due carrying out of the prospecting, exploration and development work;

     (h) "Net Profits" shall have the meaning attributed to it in Appendix 1 to Schedule "C";

     (i)  "Option" shall have the meaning attributed to it in paragraph 2.1;

     (j) "Property" means all of the mineral claims more particularly described in Schedule "A";

     (k) "this Option Agreement" refers to and collectively includes this agreement and every schedule attached to this agreement except that if an identical word, phrase or expression is defined in this Option Agreement and again in the Joint Venture Agreement the definition of that word, phrase or expression shall be restricted to this Option Agreement or the Joint Venture Agreement, as the case may be, in which it appears;

     (l) "Underlying Agreement" means an agreement dated 14 December, 1998 between the Optionor and the Vendor; and

     (m)  "Vendor" means Sali Hochschild S.A.

1.2 HEADINGS. The headings of this Option Agreement and the schedules are solely for convenience of reference and do not affect the interpretation of it or define, limit or construe the contents of any provision of this Option Agreement.

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EXHIBIT 10.15 - RESGUARDO AGREEMENT


1.3 NUMBER AND GENDER. Words importing the singular number shall include the plural and vice versa, words importing the neuter gender shall include the masculine and feminine genders, and words importing persons shall include firms and corporations and vice versa.

1.4 GOVERNING LAW. This Option Agreement and the rights and obligations and relations of the parties shall be governed by and construed in accordance with the laws of the State of Nevada and the federal laws of the United States of America applicable therein (but without giving effect to any conflict of law rules). The parties agree that the courts of Nevada shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this agreement. Each party attorns to the jurisdiction of the courts of the State of Nevada.

1.5 CURRENCY. All references to currency in this agreement are references to currency of the United States of America.

1.6 ADDITIONAL PROVISIONS. The following provisions of the Joint Venture Agreement are specifically incorporated into and made part of this Option Agreement as if the Optionee was the "Operator" and the Optionor was a "Participant" and a "party" except to the extent they are clearly inconsistent with the provisions of this Option Agreement and the Optionee's exclusive right to conduct Mining Operations on the Property with the necessary modifications, namely, paragraphs 1, 13, 14.1, 14.3, 17, 18, 19, 20, 22 and Appendix 1 to Schedule "C".

2. TITLE TO AND OPTION OF THE CLAIMS

2.1  OPTIONOR'S REPRESENTATIONS AND WARRANTIES.

     (1) The Optionor has the option to acquire an interest in certain property (the "Property") situated in Region III, Chile, more particularly described in Schedule "A", pursuant to an option agreement (the "Underlying Agreement") made the 14th day of December, 1998, between Sali Hochschild S.A. (the "Vendor") and the Optionor.

     (2)  The Optionor covenants, represents and warrants the Optionee that:

          (a) it is the holder of an option to acquire a 100% undivided interest in the claims from the Vendor on the terms and conditions set forth in the Underlying Agreement;

          (b) the Vendor is the beneficial and registered or recorded owner of a 100% undivided interest in the Property;

          (c) the Underlying Agreement is in full force and effect and unamended save and except the provisions with respect to the payment due 19 July, 1999 referred to in Sec. 5.1.3 of the said Agreement;

          (d) it is not in default, and is not aware of the Vendor being in default, of any covenant or agreement arising under or by virtue of the Underlying Agreement;

          (e) the Underlying Agreement is the entire agreement between the Optionor and the Vendor; and

          (f) the Optionor has not transferred or encumbered or agreed to transfer or encumber the Underlying Agreement or all or any of its right, title or interest in, to or under the Underlying Agreement.

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EXHIBIT 10.15 - RESGUARDO AGREEMENT


2.2 GRANT OF OPTION TO EARN INTEREST. The Optionor grants to the Optionee the sole and immediate working right and option with respect to the Property, for the period of four years from the date of this Option Agreement, to earn a eighty percent (80%) undivided interest in the Property (the "Option"). This right may be exercised in the manner referred to in paragraph 4.1.

2.3 EXERCISE OF OPTION. In order to maintain in force the working right and option granted to it, and to exercise the Option, the Optionor must incur the following Expenditures:

     (a) Expenditures of at least $100,000.00 on or before the first anniversary of the date of this agreement;

     (b) Expenditures, excluding the expenditures referred to in paragraph 2.3(a), of at least $200,000.00 on or before the second anniversary of the date of this agreement; and

     (c) Expenditures, including the Expenditures referred to in paragraph 2.3(a) of at least $1,500,000.00 on or before the fourth anniversary of the date of this agreement.

2.4 LAPSE OR ACCELERATION OF OPTION. The Optionor may let the working right and Option lapse by failing to make any of the payments referred to in paragraph by failing to incur any of the Expenditures referred to in paragraph 2.3(a), (b) and (c). The Optionee may accelerate any or all of these payments or Expenditures.

2.5  CONDITIONS TO OPTION AGREEMENT.

     (1) It is a condition of this Option Agreement and of the payment or expenditure by the Optionee of any moneys under this agreement that the Optionee shall obtain from its counsel an opinion that the title to the Property is registered, recorded or filed in the name of the lessor of the option, free and clear of all encumbrances, except for the Underlying Agreement or notice thereof, and

     (2) In the event that the Optionee is unable to obtain the opinion, this agreement may be terminated at the option of the Optionee, provided that any payment made or proceeds expended by the Optionee shall be forfeited by it.

2.6 WORKING RIGHT. During the currency of the Option, the Optionee shall have the sole and exclusive working right to enter on and conduct the Mining Operations on the Property as the Optionee in its sole discretion may decide. The Optionee shall have quiet and exclusive possession from the date of this agreement and thereafter during the currency of the working right and option, with full power and authority to the Optionee, its servants, agents, workers or contractors, to carry on Mining Operations in searching for minerals in such manner as the Optionee in its discretion may determine, including the right to erect, bring and install on the Property all buildings, plant, machinery, equipment, tools, appliances or supplies as the Optionee shall deem necessary and proper and the right to remove therefrom reasonable quantities of rocks, ores and minerals and to transport them for the purposes of sampling, metallurgical testing and assaying. All Mining Operations conducted by the Optionee shall be in accordance with good exploration, development and mining practice, and in compliance with all applicable legislation.

3. OPTIONEE CONDUCT

3.1 MAINTENANCE OF PROPERTY. The Optionee agrees that during the currency of the Option, the Optionee shall carry out sufficient assessment work to maintain the Property in good standing and pay all taxes, assessments and other charges lawfully levied or assessed against the Property, except for any part of the Property abandoned pursuant to paragraph 3.2. The Optionor shall transmit promptly to the Optionee any notices pertaining to the taxes, assessments and other charges.

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EXHIBIT 10.15 - RESGUARDO AGREEMENT


3.2 ABANDONMENT. The Optionee may at any time, during the currency of the Option, abandon any one or more of the claims which comprise the Property. The Optionee shall give the Optionor notice in writing of any abandonment. In the event that any of the claims comprising the Property are abandoned (including the termination of this Option Agreement without the Optionee having exercised the Option), the Optionee will retransfer the claims to the Optionor, which shall be in good standing for a period of at least ninety days from the notice of abandonment.

3.3 COVENANTS. The Optionee covenants and agrees that it shall be bound by the terms and conditions contained in the lease which is the subject of this option.

3.4  INSURANCE.

     (1) Until the formation of the Joint Venture, the Optionee shall provide, maintain and pay for the following insurance which shall be placed with an insurance company or companies and in a form as may be acceptable to the Optionor:

          (a) comprehensive general liability insurance protecting the Optionee and Optionor and their respective employees, agents, contractors, invitees and licencees against damages arising from personal injury (including death) and from claims for property damage which may arise directly or indirectly out of the operations of the Optionee and Optionor under this Option Agreement including coverage for liability arising out of products, whether manufactured or supplied by the Optionee and Optionor, completed operations, contingent employer's liability and contractual liability, and

          (b) automobile insurance on the Optionee's owned and non-owned vehicles, if any, protecting the Optionee and its employees, agents, contractors, invitees and licencees against damages arising from bodily injury (including death) and from claims for property damage arising out of the operations of the Optionee and Optionor under this Option Agreement.

     (2)  Each policy of insurance contemplated in this paragraph shall:

          (a) be in an amount acceptable to the Optionor and in any event not less than $2,000,00.00 inclusive of any one occurrence;

          and  the policy of insurance referred to in paragraph 3.4(1)(a) shall:

          (b)  include a standard form of cross-liability clause;

          (c) contain a clause waiving the insurer's right of subrogation against the Optionor, and

          (d) indicate that the insurer will give the Optionor [thirty] days' prior written notice of cancellation or termination of the coverage.

     (3) The Optionee shall provide the Optionor with such evidence of insurance as the Optionor may request.

3.5 INDEMNITY. The Optionee shall indemnify and save the Optionor harmless from and against all losses, liabilities, claims, demands, damages, expenses, suits, injury or death in any way referrable to Mining Operations conducted prior to the formation of the Joint Venture; provided, that the Optionor shall not be indemnified for any loss, liability, claim, demand, damage, expense, injury or death resulting from the negligence or wilful misconduct of the Optionor or its employees, agents or contractors. The Optionee shall cause to be paid all workers and wage earners employed by it or its contractors on the Property and all materials purchased in connection with it.

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EXHIBIT 10.15 - RESGUARDO AGREEMENT


3.6 ACCESS TO MINING OPERATIONS. The Optionee shall, during the currency of the Option granted to it under paragraph 2.2, submit to the Optionor periodic progress reports of Mining Operations completed on the Property. The Optionor may, at its own risk and expense and at reasonable times agreed to by the Optionee, enter on the Property and examine the Mining Operations; provided, that the Optionor will not, in the opinion of the Optionee, interfere with it.

4. FORMATION OF JOINT VENTURE

4.1 INTEREST EARNED. If the Optionee has, on or before the fourth anniversary of this Option, incurred the Expenditures referred to in paragraph 2.3(a),
     (b) and (c), the Optionee shall have the right, by giving written notice to the Optionor on or before the fourth anniversary of this Option, to become the owner of an 80% undivided interest in all or that part(s) of the Property as the Optionee may elect.

4.2 JOINT VENTURE. If the Optionee exercises its right under paragraph 4.1, and becomes the owner of a 80% undivided interest in the Property then, as and from the date the Optionee exercises that right, the Optionee and Optionor shall be deemed conclusively without executing any further agreement, to have formed a Joint Venture for the purposes of further exploring the Property and, if deemed, warranted, of developing, constructing and operating a "Mine", as defined in the Joint Venture Agreement, on the Property or a part of it and marketing the Minerals derived therefrom all according to the terms and conditions contained in the Joint Venture Agreement which is attached to this Option Agreement as Schedule "C". The Joint Venture Agreement shall govern the subsequent relationship of the Optionee and Optionor in all subsequent Mining Operations on the Property.

4.3 INITIAL INTERESTS AND EXPENDITURES. On the date of formation of the Joint Venture the parties shall, for purposes of the Joint Venture Agreement, be deemed to have the following initial interest and to have incurred, as prior exploration costs, moneys under this Option Agreement in the amounts as follows:

         Undivided Interest                         Deemed Expenditures
         ------------------                         -------------------
         Optionor              20%                       $375,000.00
         Optionee              80%                     $1,500,000.00



4.4 TITLE TO PROPERTY. The title to the Property shall be recorded on the formation of the Joint Venture in each of the names of the Optionor and Optionee as to their respective undivided interests.

4.5 PAYMENT OF ROYALTY. If the Optionor and Optionee have formed the Joint Venture under paragraph 4.2, then until either the Optionee or Optionor ceases to have any interest in the Joint Venture and the Property, the Optionee and Optionor shall pay their proportionate shares (based on their respective undivided interests in the Joint Venture) of the royalty payable to the Vendor pursuant to the Underlying Agreement, the payments to be determined and paid directly from the proceeds of production by the management committee.

5. GENERAL

5.1 ASSIGNMENT OF INTEREST. During the currency of the Option prior to the formation of the Joint Venture, the Optionor and Optionee shall not, except as set out, sell, transfer nor assign this Option Agreement or their right or beneficial interest in the Property without the consent of the other party, which shall not be unreasonably withheld. Either party shall be permitted to assign this Option Agreement to an Affiliate on the assigning party providing a guarantee, in form satisfactory to the other party, of the obligations of that Affiliate under this Option Agreement. Any assignment shall be subject to the assignee entering into an agreement, in form and substance satisfactory to counsel for the other party, to be bound by this Option Agreement.

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EXHIBIT 10.15 - RESGUARDO AGREEMENT


5.2 ENCUMBRANCES. During the currency of the Option prior to the formation of a Joint Venture, the Optionor and Optionee shall not pledge, mortgage, charge or otherwise encumber their beneficial interest in the Property or their rights under this Option Agreement.

5.3 FURTHER ASSURANCES. The parties shall, without further consideration, from time to time execute and deliver further instruments and assurances as may be reasonably required for registering or recording changes in ownership interests in the Property.

5.4  LIMITATION OF OBLIGATIONS OF OPTIONEE. It is understood and agreed that:

     (a) nothing contained in this Option Agreement, nor any payment made, Mining Operations conducted or Expenditure incurred by the Optionee on or in connection with the Property or part of it, nor the doing of any act or thing by the Optionee under the terms of this Option Agreement shall obligate the Optionee to do anything else under this agreement other than to make payment and incur Expenditure to the extent that it may have expressly undertaken to do so pursuant to the terms of this Option Agreement;

     (b) subject to the terms of this Option Agreement, the Optionee may at any time abandon the working right and option granted to it under paragraph 2.2 and the Optionee (before the formation of the Joint Venture) may abandon all or part of the Property, and

     (c) in the event that the Optionee abandons the working right and option granted to it under paragraph 2.2 or abandons all or part of the Property pursuant to paragraph 5.4(b), the liabilities and obligations of the Optionee shall cease with respect to the Property or the part of it so abandoned and the Optionee shall reconvey to the Optionor the Property or part of it so abandoned, which reconveyance shall be accepted by the Optionor.

5.5 EQUIPMENT. In the event that the Optionee abandons the working right and option granted to it under paragraph 2.2, all buildings, plant, equipment, machinery, tools, appliances and supplies which the Optionee may have brought on the Property, either before or during the period of the working right and option, may be removed by the Optionee at any time not later than six months after the abandonment of the working right and option. Any buildings, plant, equipment, machinery, tools, appliances and supplies left on the Property during the six-month period shall be at the Optionee's sole risk and, if not removed after the six-month period, shall become the property of the Optionor. During the currency of the Option, the Optionee shall not remove from the Property any of its buildings, plant, equipment, machinery, tools, appliances and supplies.

5.6 INFORMATION. If the Optionee abandons the working right and option granted to it under paragraph 2.2, the Optionee shall on request provide the Optionor, within ninety days, with a copy of all non-interpretative reports, maps, plans, drill logs and surveys of all work pertaining to the Property provided that the Optionee does not warrant the accuracy of those reports, maps, plans, drill logs and surveys and shall not be liable for any inaccuracies contained in them.

5.7 TIME. Time shall be of the essence of this agreement and of every part of it and no extension or variation of this agreement shall operate as a waiver of this provision.

5.8 CONFIDENTIALITY OF INFORMATION. There shall be no public release by the Optionor of any information concerning Mining Operations on the Property without the prior written consent of the Optionee (consent not to be unreasonably withheld or delayed) unless the information is required by a lawful authority or other regulatory body having jurisdiction, in which case the Optionee shall have the right to approve the information to be

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EXHIBIT 10.15 - RESGUARDO AGREEMENT


     disclosed. The Optionee shall notify the Optionor prior to any public release of material information concerning Mining Operations on the Property.

5.9 ENTIRE AGREEMENT. With respect to the subject-matter of this agreement, this agreement:

     (a) sets forth the entire agreement between the parties and any persons who have in the past or who are now representing either of the parties;

     (b) supersedes all prior understandings and communications between the parties or any of them, oral or written, and

     (c)  constitutes the entire agreement between the parties.

     Each party acknowledges that this agreement is entered into after full investigation and that no party is relying on any statement or representation made by any other which is not embodied in this agreement. Each party acknowledges that it shall have no right to rely on any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this agreement unless it is in writing and executed by each of the parties.

5.10 NOTICES. All payments and communications which may be or are required to be given by either party to the other shall (in the absence of any specific provision to the contrary) be in writing and delivered, telecopied or sent by prepaid registered mail to the parties, at their following respective addresses and telecopier numbers:

         Optionee:      Suite 402, 103 East Holly Street
                        Bellingham, Wa. 98225

         Optionor:      Suite 301, 255 West 1st Street
                        North Vancouver, B.C., Canada V7M 3G8

     and if any payment or communication is sent by prepaid registered mail, it shall, subject to the following sentence, be conclusively deemed to have been received on the third business day following the mailing of it and, if delivered or telecopied, it shall be conclusively deemed to have been received at the time of delivery or transmission. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to any strike, lock-out or similar event involving an interruption in postal service, any payment or communication will not be received by the addressee by no later than the third business day following the mailing of it, then the mailing of any payment or communication as mentioned shall not be an effective means of sending it but rather any payment or communication must then be sent by an alternative means of transportation which it may reasonably be anticipated will cause the payment or communication to be received reasonably expeditiously by the addressee. Either party may from time to time change its address by notice to the other in accordance with this paragraph.

5.11 BENEFIT OF SUCCESSORS. This agreement shall enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and assigns.

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IN WITNESS WHEREOF the parties hereto have executed these presents as of the day and year first above written.


Executed by Compania Minera Fremont S.C.M.
in the presence of its duly authorized signatory:



/s/ Michael J. Hopley
-------------------------------------
Authorized Signatory



Executed by Cerro Dorado, Inc. in the
presence of its duly authorized signatory:



/s/ Authorized Signatory
-------------------------------------
Authorized Signatory

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